Exhibit 99.1

Company Contact:	Mike Hessong / Chief Financial Officer
(214) 390-1831

Investor Relations:	Integrated Corporate Relations, Inc.
Joe Teklits / Brendon Frey
(203) 682-8200

HEELYS, INC. REPORTS FISCAL 2007 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

DALLAS, TX (March 4, 2008) — Heelys, Inc. (NASDAQ: HLYS) today reported the following financial results for the fourth quarter and fiscal year ended December 31, 2007.

Net sales for the fourth quarter were $9.8 million compared to net sales of $71.1 million in the fourth quarter of 2006. The Company’s top-line was negatively impacted by approximately $3.0 million related to an increase in its reserve for Marketing Discretionary Fund (MDF) assistance and approximately $2.7 million for an increase in its returns reserve. Excluding the impact, net sales for the fourth quarter of 2007 were $15.5 million. Gross profit for the fourth quarter was a negative $1.7 million, compared to gross profit of $25.1 million, or 35.3% of net sales in the fourth quarter of 2006.  Included in this year’s fourth quarter gross profit is a charge of approximately $1.5 million related to the write-down of certain inventory on the Company’s balance sheet and the aforementioned increases related to the MDF assistance and reserve for returns. Gross profit net of these adjustments for the fourth quarter of 2007 was $4.5 million, or 29.0%. SG&A for the fourth quarter was $7.2 million compared to $7.1 million, or 10.0% of net sales in the corresponding period last year.  The Company reported a net loss for the quarter of $5.5 million, or ($0.20) per diluted share compared to net income of $11.5 million, or $0.44 per diluted share in the fourth quarter of 2006.  Excluding the impact on sales and gross margins from the aforementioned additional expenses, the Company reported a net loss of $1.2 million, or ($0.04) per diluted share in the fourth quarter of 2007.

Ralph Parks, Interim Chief Executive Officer of Heelys, Inc. (the “Company”) commented, “Our fourth quarter results reflect the ongoing challenge to bring retail inventories more in-line with consumer demand. While our sales and earnings were negatively impacted by higher returns and increased markdown assistance, we are pleased that we ended the year with more appropriate inventory levels across the majority of our channels of distribution. Importantly, during this time we continued to make key investments in our operating platform in order to drive greater awareness for our brand and products, improve our execution and efficiency, and create a stronger, more well balanced Company for the future.”

For the full year, net sales were $183.5 million compared to net sales of $188.2 million in 2006. Gross profit for fiscal 2007 was $58.1 million, or 31.6% of net sales, compared to $65.6 million, or 34.9% of net sales in fiscal 2006. Total SG&A for the full year was $26.1 million, or 14.2% of net sales, compared to $20.1 million, or 10.7% of net sales a year ago.  Net income was $22.3 million, or $0.79 per diluted share in fiscal 2007, compared to $29.2 million, or $1.16 per diluted share in fiscal 2006.

Mr. Parks concluded “We began 2007 with a lot of positive momentum in our business which translated into a very strong first half of the year. Despite the slowdown we experienced over the past 6-months we continue to be very confident about our long-term potential and we remain excited about the many opportunities we still believe exist for our Company. We are very focused on working more closely with our retailers to find the right balance of inventory for the marketplace while at the same time developing more innovative and exciting products, including both wheeled and non-wheeled footwear. We are also committed to growing our presence overseas, with a particularly focus on Europe where the brand has resonated very well with our target consumer. Looking ahead, this entire organization is committed to improving on our recent performance and returning greater value to our shareholders.”

Conference Call Information

A conference call to discuss fourth quarter and fiscal 2007 year-end financial results is scheduled for today (Tuesday, March 4, 2008) at 4:30 PM Eastern Time.  A webcast of the call will take place simultaneously and can be accessed by clicking http://investors.heelys.com/index.cfm or www.opencompany.info. To listen to the broadcast, your computer must have Windows Media Player installed.  If you do not have Windows Media Player, go to the latter site prior to the call, where you can download the software for free.

About Heelys, Inc.

Heelys, Inc. designs, markets and distributes innovative, action sports-inspired products under the HEELYS® brand targeted to the youth market.  The Company’s primary product, HEELYS-wheeled footwear, is patented dual purpose footwear that incorporates a stealth, removable wheel in the heel.  HEELYS-wheeled footwear allows the user to seamlessly transition from walking or running to skating by shifting weight to the heel.  Users can transform HEELYS-wheeled footwear into street footwear by removing the wheel.  HEELYS-wheeled footwear provides users with a unique combination of fun and style that differentiates it from other footwear and wheeled sports products.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of the Company are “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including in particular, statements regarding our guidance, outlook for future events, financial performance, customer demand, growth and profitability. In some cases, you can identify forward-looking statements by terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,”  “may,” “will,” “should,” “can,” the negatives thereof, variations thereon, similar expressions, or discussions of strategy.  All forward-looking statements are based upon management’s current expectations and various assumptions, but they are inherently uncertain, and the Company may not realize its expectations and the underlying assumptions may not prove correct.  The Company’s actual results and the timing of events could differ materially from those described in or implied by the forward-looking statements as a result of risks and uncertainties, including, without limitation, the fact that substantially all of the Company’s net sales are generated by one product, the Company may not be able to successfully introduce new product categories, the Company’s intellectual property may not restrict competing products that infringe on its patents from being sold, the Company’s dependence on independent manufacturers, continued changes in fashion trends and consumer preferences and general economic conditions, the outcome of lawsuits filed against the Company, which could have a material adverse effect on us, and additional factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors contained in the Company’s Annual Report on Form 10-K.  Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

HEELYS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(amounts in thousands, except for per share data)

	Three-month period ended		Year ended
	December 31, 2006	December 31, 2007	December 31, 2006	December 31, 2007

Net sales	$71,101	$9,826	$188,208	$183,472
Cost of sales	45,995	11,486	122,565	125,412
Gross profit (loss)	25,106	(1,660)	65,643	58,060

Selling, general and administrative expenses	7,084	7,242	20,092	26,056
Income (loss) from operations	18,022	(8,902)	45,551	32,004

Other expense (income), net	187	(1,096)	589	(3,550)
Income (loss) before income tax expense (benefit)	17,835	(7,806)	44,962	35,554

Income tax expense (benefit)	6,328	(2,268)	15,788	13,237

Net income (loss)	$11,507	$(5,538)	$29,174	$22,317

Earnings (loss) per share:
Basic	$0.47	$(0.20)	$1.50	$0.82
Diluted	$0.44	$(0.20)	$1.16	$0.79

Weighted-average shares:
Basic	24,720	27,073	19,479	27,060
Diluted	25,952	27,073	25,114	28,214

HEELYS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	December 31,	December 31,
Assets	2006	2007
Current Assets:
Cash and cash equivalents	$54,184	$98,771
Accounts receivable, net of allowances	43,256	5,577
Inventories	6,057	14,969
Deferred income tax benefits	637	2,382
Prepaid and other current assets	962	1,439
Income taxes receivable	—	1,332
Total current assets	105,096	124,470

Property and Equipment, net of accumulated depreciation	393	923

Patents and Trademarks, net of accumulated amortization	478	359

Deferred Income Tax Benefits, net of valuation allowance	371	595

Total Assets	$106,338	$126,347

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$1,304	$306
Accrued expenses	8,187	7,966
Income taxes payable	2,866	—
Debt	211	—
Total current liabilities	12,568	8,272

Stockholders’ Equity:
Common stock	27	27
Additional paid-in capital	59,795	61,783
Retained earnings	33,948	56,265
Total stockholders’ equity	93,770	118,075

Total Liabilities and Stockholders’ Equity	$106,338	$126,347